Hanger Reports First Quarter 2022 Financial Results
Company Reports Strong Same Clinic Revenue Growth Trends; Reaffirms Guidance

AUSTIN, Texas, May 4, 2022 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the first quarter ended March 31, 2022.
Financial Highlights

•Net revenues were $261.3 million for the three months ended March 31, 2022, compared to $237.5 million for the same period in 2021, reflecting growth of 10.0 percent. Patient Care same clinic revenue growth per day was 6.9 percent during the period with continuing increases in work-in-process levels during the quarter.
•Net loss was $8.0 million for the three months ended March 31, 2022, compared to $3.3 million for the same period in 2021. Loss from operations was $2.5 million for the quarter compared to income from operations of $2.0 million for the same period in 2021.
•Adjusted EBITDA was $8.9 million in the first quarter of 2022, compared to $13.5 million for the same period in 2021, reflecting a decline of $4.6 million. Comparative earnings in the period were affected by a favorable $3.5 million disallowance and patient non-payment rate in the prior year period, as well as other items specific to the current year period.
•GAAP loss per share was $0.21 for the first quarter of 2022, compared to $0.09 per share for the same period in 2021. Adjusted loss per share was $0.15 for the three months ended March 31, 2022, compared to $0.08 for the same period in 2021.
•The Company reaffirmed its full year guidance for 2022.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "We are pleased with the strong rate of revenue growth achieved by our Patient Care business in the first quarter. We currently believe these positive growth trends will be sustainable as work-in-process levels have continued to increase during the quarter."

Mr. Asar continued, "While we encountered some operational difficulties and increased costs during the period, we believe these effects were for the most part temporary in nature and specific to our first quarter results. Based on this, we remain comfortable with and have reaffirmed our guidance for the year."

Segment Results for Three Months Ended March 31, 2022
Patient Care Segment
For the three months ended March 31, 2022, Patient Care net revenues were $219.8 million, an increase of $24.1 million, or 12.3 percent, compared to the same period in 2021. For the three month period, acquisitions of O&P clinics that were consummated in 2021 and 2022 contributed $11.2 million of incremental revenue.
Net same clinic revenue on a day-adjusted basis grew 6.9 percent during the first quarter of 2022 compared to the same quarter in the prior year period. Patient Care results benefited from the continued improvement in patient volumes compared to the decreased levels of demand experienced due to the COVID pandemic during the same period in 2021.
Excluding the effect of acquisitions, net revenue from prosthetics grew 7.7 percent and net revenue from orthotics grew 5.9 percent, each compared to the first quarter of 2021. Prosthetics comprised 52.1 percent of Patient Care segment net revenue for the quarter, compared to 51.7 percent in the same period of 2021. Income from operations in the Patient Care segment was $17.0 million during the first quarter of 2022, a decrease of $2.1 million compared to the $19.1 million reported in the prior year.
Payor disallowances and patient non-payment were 4.4 percent of gross charges during the first quarter of 2022 which compared to 2.9 percent during the first quarter of 2021, resulting in an approximate $3.5 million comparative decrease to revenue, income from operations and Adjusted EBITDA. During the quarter, the Patient Care segment's income from operations and Adjusted EBITDA incurred $1.2 million and $0.9 million, respectively, in increased costs associated with its fabrication facilities, in part due to increased reliance on higher cost third party fabrication services related to constraints encountered in its own operations due to the effects of the Omicron variant of COVID-19, the availability of staffing and delays in the opening of its new fabrication facility in Phoenix, Arizona. That facility was successfully opened prior to the end of the quarter. The segment also incurred $0.6 million in increased freight costs as compared with the first quarter of 2021.
Adjusted EBITDA for the segment was $23.1 million, which reflected a $1.9 million decrease compared to the first quarter of 2021. Adjusted EBITDA margin in the segment totaled 10.5 percent compared to 12.7 percent during the first quarter of 2021.

Products & Services Segment
For the three months ended March 31, 2022, Products & Services net revenues totaled $41.5 million, reflecting a decline of 0.8 percent compared with the same period in 2021. Revenue from the distribution of O&P componentry totaled $31.4 million, reflecting growth of $0.7 million, or 2.4 percent. Therapeutic solutions revenue in the first quarter totaled $10.1 million, a decline of $1.0 million, or 9.4 percent.
Income from operations for the Products & Services segment was $2.5 million in the first quarter of 2022 compared to $4.7 million in the same period of 2021. Adjusted EBITDA for the segment totaled $4.9 million for the first quarter of 2022, a $2.0 million decline compared with the same period of 2021.

Adjusted EBITDA margin in the segment totaled 11.7 percent compared to 16.4 percent during the first quarter of 2021.

Corporate & Other
Expenses associated with corporate and other activities increased by $0.3 million to $22.0 million for the quarter ended March 31, 2022 compared to the same period in 2021. Excluding the effect of depreciation and amortization, and acquisition-related expense, the net cost of corporate and other activities increased by $0.7 million to $19.0 million in the first quarter of 2022.

Net Income; Interest Expense
Interest expense totaled $7.4 million for the three month period ended March 31, 2022, which is unchanged from the prior year period.
For the three month period ended March 31, 2022, net loss was $8.0 million compared with $3.3 million for the same period in 2021. GAAP diluted loss per share was $0.21 compared to $0.09 per share in 2021. Adjusted diluted loss per share was $0.15 for the three months ended March 31, 2022, compared to $0.08 per share for the same period in 2021.

Net Cash Used In Operating Activities; Liquidity
Cash flows used in operating activities for the three months ended March 31, 2022 were $8.3 million compared to cash flows used in operating activities of $42.4 million for the same period in 2021. The Company's days sales outstanding were 48 days as of March 31, 2022, which reflected a three-day increase as compared to the same period in 2021.
On March 31, 2022, the Company had liquidity of $167.2 million, comprised of $37.4 million in cash and cash equivalents, and $129.8 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $165.1 million on March 31, 2021.

2022 Outlook
Due in part to favorable same clinic growth trends, the previous incorporation of disallowance trends similar to those experienced in the first quarter and the anticipated temporary nature of certain other costs incurred in the quarter, the Company's outlook for 2022 remains unchanged since its initial announcement on February 7, 2022.
As previously disclosed, the Company anticipates 2022 net revenue will be in a range between $1.190 billion and $1.220 billion, and Adjusted EBITDA in a range between $127 million and $132 million. The Company’s outlook for 2022 includes approximately $35 million in revenue relating to the full year effect of acquisitions consummated in 2021.
Adjusted EBITDA in this outlook is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details
Hanger’s management team will host a conference call tomorrow, Thursday, May 5, 2022 at 8:30 a.m. Eastern time to discuss the Company’s first quarter 2022 financial results and business outlook.
To participate in the Company’s live conference call, please dial (844) 200-6205 or +1 (929) 526-1599 for international participants and reference access code 335781. A live webcast, replay of the call, and earnings release will be available on the Company’s Investor Relations website at https://investor.hanger.com/financial-reporting/quarterly-results. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.

Additional Notes
A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.
Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at investor.hanger.com.
About Hanger, Inc. – Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with approximately 875 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America’s Best Employers for 2022, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential. For more information on Hanger, visit investor.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; labor shortages and increased turnover in our employee base; contractual, inflationary and other general cost increases, including with regard to costs of labor, raw materials and freight; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the three months ended March 31, 2022, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contact:
Asher Dewhurst
(443) 213-0503
HangerIR@westwicke.com

###

Table 1
Hanger, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Net revenues	$261,287	$237,470
Material costs	85,592	75,170
Personnel costs	101,675	89,880
Other operating costs	36,168	31,498
General and administrative expenses	32,442	30,903
Depreciation and amortization	7,955	7,998
(Loss) income from operations	(2,545)	2,021
Interest expense, net	7,385	7,340
Non-service defined benefit plan expense	160	167
Loss before income taxes	(10,090)	(5,486)
Benefit for income taxes	(2,113)	(2,156)
Net loss	$(7,977)	$(3,330)

Basic and diluted per common share data:
Basic and diluted loss per share	$(0.21)	$(0.09)
Weighted average shares used to compute basic and diluted loss per share	38,802,420	38,268,332

Table 2
Hanger, Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	As of March 31,	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$37,423	$61,692
Accounts receivable, net	139,617	152,058
Inventories	83,288	87,462
Income taxes receivable	548	581
Other current assets	18,527	16,536
Total current assets	279,403	318,329
Non-current assets:
Property, plant, and equipment, net	80,906	82,434
Goodwill	367,914	363,554
Other intangible assets, net	25,032	25,892
Deferred income taxes	45,743	45,494
Operating lease right-of-use assets	141,820	144,491
Other assets	18,844	17,945
Total assets	$959,662	$998,139

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$13,535	$14,938
Accounts payable	57,969	63,565
Accrued expenses and other current liabilities	58,391	60,399
Accrued compensation related costs	37,232	54,465
Current portion of operating lease liabilities	33,182	33,438
Total current liabilities	200,309	226,805

Long-term liabilities:
Long-term debt, less current portion	500,555	502,307
Operating lease liabilities	121,725	124,016
Other liabilities	28,520	34,840
Total liabilities	851,109	887,968

Shareholders’ equity:
Common stock	392	389
Additional paid-in capital	373,092	373,644
Accumulated other comprehensive loss	(4,242)	(11,150)
Accumulated deficit	(259,993)	(252,016)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	108,553	110,171
Total liabilities and shareholders’ equity	$959,662	$998,139

Table 3
Hanger, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited - in thousands)

	For the Three Months Ended March 31,
	2022	2021
Cash flows used in operating activities:
Net loss	$(7,977)	$(3,330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,955	7,998
Benefit from doubtful accounts	(170)	(211)
Share-based compensation expense	2,903	3,179
Deferred income taxes	(2,466)	(1,795)
Amortization of debt discounts and issuance costs	518	472
Gain on sale and disposal of fixed assets	(228)	(524)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	12,845	11,093
Inventories	4,259	(1,437)
Other current assets and other assets	(2,540)	(3,492)
Income taxes	33	25
Accounts payable	(6,038)	(14,055)
Accrued expenses and other current liabilities	1,328	(1,299)
Accrued compensation related costs	(17,245)	(36,936)
Other liabilities	(1,598)	(1,576)
Operating lease liabilities, net of amortization of right-of-use assets	123	(478)
Net cash used in operating activities	(8,298)	(42,366)
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(4,001)	(19,377)
Purchase of property, plant, and equipment	(4,003)	(6,541)
Purchase of therapeutic program equipment leased to third parties under operating leases	(450)	(395)
Proceeds from sale of property, plant, and equipment	551	796
Net cash used in investing activities	(7,903)	(25,517)
Cash flows used in financing activities:
Payment of employee taxes on share-based compensation	(3,452)	(4,520)
Repayment of term loan	(1,263)	(1,263)
Payment on Seller Notes	(3,087)	(446)
Payments of financing lease obligations	(266)	(265)
Payments under vendor financing arrangements	—	(275)
Proceeds from the exercise of options	—	366
Net cash used in financing activities	(8,068)	(6,403)
Decrease in cash and cash equivalents	(24,269)	(74,286)
Cash and cash equivalents at beginning of period	61,692	144,602
Cash and cash equivalents at end of period	$37,423	$70,316

Table 4
Hanger, Inc.
Segment Information: Revenue, EBITDA and Adjusted EBITDA
(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2022	2021

Net Revenue (a)
Patient Care	$219,818	$195,682
Products & Services	41,469	41,788
Net revenue	$261,287	$237,470

EBITDA (b)
Patient Care	$21,737	$23,865
Products & Services	4,530	6,611
Corporate & Other	(20,857)	(20,457)
EBITDA (Non-GAAP)	$5,410	$10,019

Adjusted EBITDA (b)
Patient Care	$23,059	$24,948
Products & Services	4,855	6,870
Corporate & Other	(18,996)	(18,274)
Adjusted EBITDA (Non-GAAP)	$8,918	$13,544

(a) Excludes intersegment revenue.
(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5
Hanger, Inc.
Reconciliation of Net Loss and Loss Per Share to
Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2022	2021

Net loss - as reported (GAAP)	$(7,977)	$(3,330)

Adjustments:
Amortization expense	1,791	1,234
Acquisition-related expenses	85	160
Hanger supply chain implementation costs	386	132
Severance expenses	134	54
Adjustments prior to tax effect	$2,396	$1,580

Tax effect of specified adjustments (a)	(266)	(1,219)
Adjustments after taxes	2,130	361

Adjusted net loss (Non-GAAP)	$(5,847)	$(2,969)

Basic and diluted loss per share - as reported (GAAP)	$(0.21)	$(0.09)
Effect of above listed specified adjustments	0.06	0.01
Adjusted basic and diluted loss per share - as reported (Non-GAAP)	$(0.15)	$(0.08)

Shares used to compute basic and diluted loss per share	38,802,420	38,268,332

(a) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2022 and 2021 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6
Hanger, Inc.
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2022	2021

Net loss - as reported (GAAP)	$(7,977)	$(3,330)

Adjustments to calculate EBITDA:
Depreciation and amortization	7,955	7,998
Interest expense, net	7,385	7,340
Non-service defined benefit plan expense	160	167
Benefit for income taxes	(2,113)	(2,156)
Adjustments - net loss to EBITDA	13,387	13,349
EBITDA (Non-GAAP)	5,410	10,019

Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	2,903	3,179
Acquisition-related expenses	85	160
Hanger supply chain implementation costs	386	132
Severance expenses	134	54
Further adjustments - EBITDA to Adjusted EBITDA	3,508	3,525
Adjusted EBITDA (Non-GAAP)	$8,918	$13,544

Table 7
Hanger, Inc.
Segment Reconciliation of Income (Loss) From Operations to EBITDA and Adjusted EBITDA
(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2022	2021
Patient Care
Income from operations - as reported (GAAP)	$16,993	$19,050
Depreciation & amortization	4,744	4,815
EBITDA (Non-GAAP)	21,737	23,865
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	831	897
Hanger supply chain implementation costs	470	132
Severance expenses	21	54
Further adjustments - EBITDA to Adjusted EBITDA	1,322	1,083
Adjusted EBITDA (Non-GAAP)	23,059	24,948

Products & Services
Income from operations - as reported (GAAP)	2,507	4,676
Depreciation & amortization	2,023	1,935
EBITDA (Non-GAAP)	4,530	6,611
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	296	259
Hanger supply chain implementation costs	(84)	—
Severance expenses	113	—
Further adjustments - EBITDA to Adjusted EBITDA	325	259
Adjusted EBITDA (Non-GAAP)	4,855	6,870

Corporate & Other
Loss from operations - as reported (GAAP)	(22,045)	(21,705)
Depreciation & amortization	1,188	1,248
EBITDA (Non-GAAP)	(20,857)	(20,457)
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	1,776	2,023
Acquisition related expenses	85	160
Further adjustments - EBITDA to Adjusted EBITDA	1,861	2,183
Adjusted EBITDA (Non-GAAP)	(18,996)	(18,274)
Total Adjusted EBITDA (Non-GAAP)	$8,918	$13,544

Table 8
Hanger, Inc.
Indebtedness
(Unaudited - in thousands)

	As of March 31,	As of December 31,
	2022	2021
Debt:
Term Loan B	$484,800	$486,063
Seller Notes	27,725	29,812
Deferred payment obligation	4,000	4,000
Finance lease liabilities and other	3,097	3,344
Total debt before unamortized discount and debt issuance costs	519,622	523,219
Unamortized discount and debt issuance costs, net	(5,532)	(5,974)
Total debt	$514,090	$517,245

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller Notes	7,595	8,969
Finance lease liabilities and other	890	919
Total current portion of long-term debt	13,535	14,938
Long-term debt	$500,555	$502,307

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$519,622	$523,219
Cash and cash equivalents	(37,423)	(61,692)
Net indebtedness	$482,199	$461,527

Table 9
Hanger, Inc.
Key Operating Metrics

	As of and For the Three Months Ended March 31,
	2022	2021

Same clinic revenue (a):
Growth (decline) rate prior to disallowances and PNP	7.9%	(1.1)%
Growth rate on net revenue	6.9%	1.4%

Clinical locations:
Patient care clinics	757	718
Satellite clinics	118	107
Total clinical locations	875	825

(a) Same Clinic Revenue is computed on a per day basis. This normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.